Exhibit 5.7

May 31, 2018

HCP, Inc.

1920 Main Street

Suite 1200

Irvine, California  92614

Re:                             HCP, Inc., a Maryland corporation (the “Company”) - Issuance and sale of shares of common stock, par value one dollar ($1.00) per share (the “Common Stock”), of the Company having an aggregate gross sales price of up to $750,000,000 (the “Shares”) to be issued and sold from time to time pursuant to the Agreement (as defined herein) and pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) relating to an indeterminate aggregate initial offering price or number of the Company’s shares of Common Stock, shares of preferred stock, par value $1.00 per share, depositary shares, debt securities and warrants filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2018

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 1, 2012, Articles of Merger filed with the Department on December 3, 2015 and Articles Supplementary filed with the Department on July 31, 2017;

(ii)                                  the Fifth Amended and Restated Bylaws of the Company, dated as of February 8, 2015, as amended by Amendment No. 1 to the Fifth Amended and Restated Bylaws of the Company, dated as of January 28, 2016, and Amendment No. 2 to the Fifth Amended and Restated Bylaws of the Company, dated as of July 27, 2017 (the “Bylaws”);

(iii)                               the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)                              resolutions adopted by the Board of Directors of the Company (the “Board”) on or as of May 23, 2018 (the “Board Resolutions”), and the form of resolutions (the “Subsequent Resolutions”, and together with the Board Resolutions, collectively, the “Directors’ Resolutions”) to be adopted from time to time by the Board or the ATM Pricing Committee of the Board (the “Pricing Committee”);

(v)                                 a fully executed copy of the At-the-Market Equity Offering Sales Agreement, dated as of May 31, 2018 (the “Agreement”), by and between the Company and J.P. Morgan Securities LLC, BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and UBS Securities LLC;

(vi)                              a certificate of Peter A. Scott, the Executive Vice President and Chief Financial Officer of the Company, and Troy E. McHenry, the Executive Vice President and Corporate Secretary of the Company, dated as of May 31, 2018 (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes and the Board Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Board Resolutions, the authorization for issuance of the Shares, the form of the Subsequent Resolutions, and the form, approval, execution and delivery of the Agreement;

(vii)                           the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(viii)                        a status certificate of the Department, dated May 30, 2018, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(ix)                              such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                 each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any instrument, document or agreement is legally competent to do so;

(c)                                  all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all

Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)                                  none of the Shares will be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock or the provisions of Article V of the Charter relating to business combinations;

(f)                                   none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL;

(g)                                  the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(h)                                 prior to issuance and sale of any of the Shares, resolutions in the form of the Subsequent Resolutions setting forth, with respect to such Shares, the maximum number of such Shares to be issued and sold, the minimum gross sales price per share and the minimum price to be received by the Company per share (net of any discounts provided or commissions paid by the Company in connection with the offering of such Shares) will have been duly adopted at a duly convened meeting of the members of the Board or the Pricing Committee or by unanimous consent of the members of the Board or the Pricing Committee given in writing or by electronic transmission;

(i)                                     the aggregate gross sales price of all of the Shares issued and sold pursuant to the Agreement will not exceed $750,000,000; the aggregate gross sales price of the Shares issued and sold pursuant to the Agreement during each approximately three month period between the regular quarterly meetings of the Board (or such other period of time as may be determined by the Board and set forth in the Directors’ Resolutions) will not exceed $150,000,000 (or such greater or lesser limit as may be determined by the Board and set forth in the Directors’ Resolutions); and the aggregate number of Shares issued and sold pursuant to the Agreement will not exceed the maximum aggregate number authorized for issuance and sale in the Directors’ Resolutions;

(j)                                    the consideration per Share to be received by the Company for each Share issued and sold pursuant to the Agreement will be determined in accordance with, and will not be less than, the minimum consideration per share set forth in the Directors’ Resolutions; and

(k)                                 upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                      The Shares have been generally authorized for issuance by the Company pursuant to the Agreement, and when Shares are issued and delivered pursuant to due authorization by the Board or the Pricing Committee subsequent to the date hereof, in exchange for payment of the consideration therefor, as provided in, and in accordance with the terms of, the Agreement and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Validity of Securities”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP